Exhibit 99.1

NORTHSTAR REALTY FINANCE ANNOUNCES CLOSING OF

$865 MILLION MANUFACTURED HOUSING COMMUNITY PORTFOLIO

NEW YORK, NY, April 8, 2013 - NorthStar Realty Finance Corp. (NYSE: NRF) (“NorthStar”) today announced the closing of its acquisition of a manufactured housing portfolio comprised of 71 communities containing approximately 17,000 pad rental sites located throughout five states (primarily in Florida and Salt Lake City, Utah) for an aggregate purchase price of $865 million, inclusive of all costs, escrows and reserves.  NorthStar financed this transaction with a $640 million non-recourse, 10-year mortgage with a fixed interest rate of 4.02%. NorthStar expects to earn an initial current yield of approximately 14% on its equity investment.

David Hamamoto, chairman and chief executive officer, commented “We are extremely pleased with the acquisition of a second large portfolio in a sector of commercial real estate which has consistently demonstrated stable cash flows, steady rental growth, very low turn-over rates and minimal capital expenditures.  Given the portfolio’s strong cash flow characteristics and our long-term, low cost financing, we expect to generate attractive risk adjusted returns and substantial gross dollar profits on this portfolio.”

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as an internally managed REIT.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

Safe Harbor Statement

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “will,” “expect,” “look forward,” “anticipates” and similar expressions.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar can give no assurance that its expectations will be attained.  Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results.  Variations of assumptions and results may be material.  Factors that could cause actual results to differ materially from NorthStar’s expectations include, but are not limited to, those described in the documents NorthStar has filed with the United States Securities and Exchange Commission as well the performance of the manufactured housing portfolio, the ability of NorthStar’s third party operating partner to effectively manage these assets, the ability to comply with the terms of the financing, whether NorthStar’s manufactured housing portfolio will generate stable cash flows, steady rental growth, low turnover or minimal capital expenditures in the future, whether NorthStar will realize its expected yield over the term of the investment or generate attractive returns and profits.  Such forward-looking statements speak only as of the date of this press release.  NorthStar expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772